INVESTOR CONTACTS:	MEDIA CONTACT:

Todd Fromer / Garth Russell	Barry Stagg

KCSA Strategic Communications	4Kids Entertainment

(212) 896-1215 / (212) 896-1250	(646) 822-4257

tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Receives Notice Regarding NYSE Listing Standard

NEW YORK, April 14, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing company, today announced that it has been notified by NYSE Regulation, Inc. that it is not in compliance with one of the continued listing standards of the New York Stock Exchange (NYSE).

4Kids is considered below criteria for the continued listing standards because over a 30 trading-day period its total market capitalization was less than $75 million and its most recently reported stockholders’ equity was $74.99 million, below the minimum threshold of $75 million. In accordance with the NYSE’s continued listing criteria, 4Kids intends to submit a plan to the NYSE within the required 45-day period demonstrating how it plans to comply with the NYSE’s continued listing standards.

If, over a 30 trading-day period, 4Kids’ average market capitalization falls below the $15 million minimum threshold, the plan and cure process otherwise available under NYSE rules would be pre-empted and suspension and delisting procedures would be initiated.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.